EXHIBIT 99.1

  Ambient Corporation Announces Preliminary Financial Results for First Quarter 2011

Smart grid infrastructure pioneer continues growth with quarterly increases in revenue, profit and employee base

Boston, Mass., April 28, 2011 – Ambient Corporation (OTCBB: ABTG), a pioneer in the development of smart grid communications infrastructure, announced today that based on a preliminary review of its financial results, the Company expects revenues for the first quarter to be approximately $12 million compared to approximately $1.7 million in the first quarter of 2010, representing an increase of 613%. Ambient also expects to have its second consecutive quarter of profitability, and to generate approximately $1.1 million in net income.

“The continued increase in both revenue and profits through the sale of the Ambient Smart Grid communications platform validates our view that we are entering an inflection point in the real-world deployments of smart grid technologies,” said John J. Joyce, President and CEO of Ambient. “The modernization of our nation’s grid infrastructure has long been touted as a necessity that will bring considerable benefits to utilities, customers and the environment as a whole.  We are now seeing those promises become a reality, with the increased interest in scalable standards-based, two-way communication networks for the grid. We expect the trend to continue, and even accelerate, as operational deployments continue to demonstrate value.”

To support its growth, Ambient continues to hire new staff, and presently has more than 65 full-time employees. Hiring continues as Ambient bolsters its engineering and services departments.  Ambient will also continue to address the backlog of orders it has received.

The Ambient Smart Grid® communications platform provides utilities with a standards-based, two-way communications infrastructure from which to launch current and new smart grid applications. Ambient’s smart grid nodes provide a universal architecture that empowers utilities to choose the right applications for different segments of their customer base, while the AmbientNMS acts as an intelligent information dashboard for network monitoring. Using the platform, utilities instantly gain a level of visibility into their network operations previously unavailable, including enhanced basic applications such as outage tracking and energy loss detection.

At this time, Ambient is finalizing its financial results for the first quarter of 2011, and will report those results on or before May 16, 2011.  The results described above are estimated, preliminary and may change.  Since the Company has not completed the normal quarterly closing and review procedures for the quarter ended March 31, 2011, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended March 31, 2011 will not differ materially from these estimates.  These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP.

For more information about the Ambient Smart Grid® communications platform, visit www.ambientcorp.com.

About Ambient Corporation
Ambient designs, develops and markets Ambient Smart Grid® communications technologies and equipment. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for creating smart grid communication platforms and technologies. Headquartered in Newton, MA, Ambient is a publicly traded company (OTCBB: ABTG). More information on Ambient is available at www.ambientcorp.com. This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our dependence on one key customer, our ability to raise additional capital when needed to support operations, the sufficiency of working capital, the timing and delivery of purchase orders and receipt of payment in respect thereof, the risk of market acceptance of new products and underlying technologies, the competitive market generally and in the smart grid market specifically, the success of our collaborative arrangements, changes in economic conditions generally and the smart grid market specifically, changes in technology, legislative or regulatory changes that affect us, and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

Ambient, Ambient Smart Grid, Communications for a Smarter Grid, AmbientNMS, and the Ambient logo are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

Media Contact
Anna E. Croop
acroop@ambientcorp.com
(617) 614-6739

# # #